Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (May 16, 2022)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2022 and 2021, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
	2022	2021
Gross premiums written	$18,639,000	$18,834,000
Net premiums written	$16,035,000	$16,386,000

Net premiums earned	$15,515,000	$15,062,000
Net investment income	868,000	804,000
Net investment gains (losses)	(272,000)	310,000
Other income	122,000	136,000
Total Revenues	16,233,000	16,312,000
Policyholder benefits and settlement expenses	8,792,000	9,303,000
Amortization of deferred policy acquisition costs	990,000	971,000
Commissions	2,100,000	2,136,000
General and administrative expenses	2,119,000	2,304,000
Taxes, licenses and fees	770,000	536,000
Interest expense	147,000	138,000
Total Benefits, Losses and Expenses	14,918,000	15,388,000
Income Before Income Taxes	1,315,000	924,000
Income tax expense	352,000	202,000
Net Income	$963,000	$722,000
Income Per Common Share	$0.38	$0.29
Reconciliation of Net Income to non-GAAP Measurement
Net income	$963,000	$722,000
Income tax expense	352,000	202,000
Investment (gains) losses, net	272,000	(310,000)
Pretax Income From Operations	$1,587,000	$614,000
Management Commentary on Results of Operations

Summary:
For the three months ended March 31, 2022, the Company had net income of $963,000, $0.38 income per share, compared to net income of $722,000, $0.29 income per share, for the three months ended March 31, 2021; an increase of $241,000. Pretax income from operations for the first quarter of 2022 totaled $1,587,000 compared to a pretax income from operations of $614,000 in the first quarter of 2021. Results for the first quarter of 2022 were positively impacted by a $453,000 increase in net premiums earned, coupled with a $511,000 decrease in claims and were the primary reasons for the $973,000 increase in pretax income from operations in the first quarter of 2022, compared to the same period in 2021.

For the three months ended March 31, 2022, the Company had investment losses of $272,000 compared to investment gains of $310,000 for the three months ended March 31 2021; a decrease of $582,000. The primary reason for the first quarter 2022 investment losses, compared to the first quarter 2021 investment gains, was our investment in company owned life insurance (COLI) decreased $312,000. In addition, we had no realized gains on the sale of equity securities during the first quarter of 2022 compared to $357,000 in realized gains on the sale of equity securities for the same period in 2021.

In the first quarter of 2022, the Company incurred claims totaling $8,792,000 compared to $9,303,000 for the same period last year. Life segment claims were down $300,000 and P&C segment claims were down $214,000 in the first quarter of 2022, compared to the first quarter of 2021. Life segment claims incurred from whole life insurance policies decreased $260,000 in the first quarter of 2022 compared to the same period last year. The primary component of the decline in the P&C segment was claims from a reduction in claims other than weather and fire perils which declined $325,000, in the first quarter of 2022, compared to the same period last year. In addition, reported losses from weather related events were down $65,000. Partially offsetting the declines mentioned previously was an increase in reported fire losses of $262,000 in the first quarter of 2022 compared to the first quarter of 2021.

The Company ended the first three months of 2022 with a decrease in general and administrative expenses of $185,000 compared to the same period last year. The primary reasons for this decrease were a $458,000 reduction in costs associated with director's expenses, employee benefits and litigation expenses in the first quarter of 2022 compared to the same period last year. Partially offsetting these decreases was a $155,000 increase in consulting fees in the first quarter of 2022 compared to the first quarter of 2021. The primary reason for the increase in consulting fees was expenses associated with the pending merger with VR Insurance Holdings.

Three-month period ended March 31, 2022 compared to three-month period ended March 31, 2021

Premium Revenue:
For the three months ended March 31, 2022, net premiums earned were up $453,000 at $15,515,000 compared to $15,062,000 during the same period last year. The increase in premium revenue was primarily driven by an increase in net earned premium in the P&C segment of $489,000 or 3.6%. The increase in P&C segment net earned premium was primarily attributable to a 13.1% increase in gross earned premium in our dwelling fire program. This increase was due to rate increases in the program over the past twelve months and additional premium generated by our re-underwriting project in the dwelling fire program in which we reviewed valuations of properties insured due to increasing repair costs and claims inflation. The increase in P&C net earned premium was partially offset by a 6.1% increase in reinsurance premium ceded due to an increase in reinsurance costs related to our 2022 catastrophe reinsurance contract renewal. As mentioned previously, the increased frequency of weather related losses over the past several years has driven the need to increase rates in states and programs that have been most impacted by this persistent pattern of severe weather.

Investment Gains (Losses):
Investment losses, for the three months ended March 31, 2022, were $272,000 compared to investment gains of $310,000 for the same period last year. The primary reason for the first quarter 2022 investment losses, compared to the first quarter 2021 investment gains, was our investment in company owned life insurance (COLI) decreased $312,000. In addition, we had no realized gains on the sale of equity securities during the first quarter of 2022 compared to $357,000 in realized gains on the sale of equity securities for the same period in 2021.

Net Income:
For the three months ended March 31, 2022, the Company had net income of $963,000, $0.38 income per share, compared to net income of $722,000, $0.29 income per share, for the same period last year. As mentioned previously, results for the first quarter of 2022 were positively impacted by a $453,000 increase in net premiums earned coupled with a $511,000 decrease in claims and were the primary reasons for the increase in net income in the first quarter of 2022 compared to the first quarter of 2021.

Pretax Income from Operations:
For the three months ended March 31, 2022, our pretax income from operations was $1,587,000 compared to pretax income from operations of $614,000 for the three months ended March 31, 2021; an increase in pretax income of $973,000. As discussed above, an increase in earned premium and a decrease in claim activity were the primary reasons for the improvement in our income from operations, in the first quarter of 2022, compared to the same period last year.

P&C Segment Combined Ratio:
The P&C segment ended the first quarter of 2022 with a GAAP basis combined ratio of 92.2%. Reported catastrophe losses totaled $1,687,000 and added 11.8 percentage points to the combined ratio. In comparison, the P&C segment ended the first quarter of 2021 with a GAAP basis combined ratio of 95.8% with $1,736,000 in reported catastrophe losses increasing the combined ratio by 12.6 percentage points. Non-catastrophe wind and hail losses were down $16,000 for the three months ended March 31, 2022 compared to the same period in 2021. Reported non-catastrophe wind and hail losses, in the first quarter of 2022, totaled $1,277,000 and added 8.9 percentage points to the first quarter 2021 combined ratio. In comparison, non-catastrophe wind and hail losses reported in the first quarter of 2021 totaled $1,293,000 and added 9.4 percentage points to the first quarter 2021 combined ratio. Partially offsetting these decreases was an increase in reported fire losses of $262,000 during the first quarter of 2022 compared to the first quarter of 2021. Reported fire losses totaled $3,532,000, for the three months ended March 31, 2022, and added 24.7 percentage points to the 2022 combined ratio. In comparison, in the first quarter of 2021, reported fire losses totaled $3,270,000 and added 23.7 percentage points to the 2021 combined ratio.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	March 31, 2022	December 31, 2021
	Unaudited
Invested Assets	$104,979,000	$111,819,000
Cash	12,941,000	10,034,000
Total Assets	149,339,000	151,683,000
Policy Liabilities	86,185,000	84,864,000
Total Debt	13,193,000	13,190,000
Accumulated Other Comprehensive Income (Loss)	(2,253,000)	2,021,000
Shareholders' Equity	40,339,000	43,802,000
Book Value Per Share	15.93	17.29

Invested Assets:
Invested assets at March 31, 2022 were $104,979,000 compared to $111,819,000 at December 31, 2021; a decrease of 6.1%. The decrease in invested assets was primarily due to a decline in market value of available-for-sale fixed maturity investments, of $5,410,000. This decline in market value of fixed maturity investments was primarily driven by an increase in short and intermediate term market interest rates during the first quarter of 2022.

Cash:
The Company, primarily through its insurance subsidiaries, had $12,941,000 in cash and cash equivalents at March 31, 2022, compared to $10,034,000 at December 31, 2021. Cash increased $2,907,000 in the first quarter of 2022, compared to December 31, 2021, primarily due to positive cash flow from insurance operations.

Total Assets:
Total assets at March 31, 2022 were $149,339,000 compared to $151,683,000 at December 31, 2021. Due to an increase in market interest rates, fixed maturity investments classified as available-for-sale decreased in market value, reducing total assets as of March 2022.

Policy Liabilities:
Policy related liabilities were $86,185,000 at March 31, 2022, compared to $84,864,000 at December 31, 2021; an increase of $1,321,000 or 1.6%. The primary reason for the increase in policy liabilities was a $995,000 increase in P&C segment unearned premium, in the first quarter of 2022, compared to year end 2021. This increase in unearned premium is primarily seasonal as we typically issue and renew a larger number of annual insurance contracts during the first and second quarters of each year compared to the remainder of the year.

Debt Outstanding:
Total debt was virtually unchanged at $13,193,000 as of March 31, 2022 compared to $13,190,000 at December 31, 2021. Our debt is held at the holding company level.

Shareholders' Equity:
Shareholders' equity as of March 31, 2022 was $40,339,000, down $3,463,000, compared to December 31, 2021 Shareholders' equity of $43,802,000. Book value per share was $15.93 at March 31, 2022, compared to $17.29 per share at December 31, 2021; a decline of 7.9% or $1.36 per share. The primary factors contributing to the decrease in both book value per share and Shareholders' equity were a decrease in accumulated other comprehensive income of $4,274,000 and shareholder dividends paid of $152,000. These decreases were offset by net income of $963,000.

The National Security Group, Inc. (NASDAQ:NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.